                                                                    EXHIBIT 99.1

PSB GROUP, INC. ANNOUNCES FIRST-QUARTER FINANCIAL RESULTS

     Madison Heights, MI. May 16, 2008 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced a net loss for the first quarter of 2008 of $1,503,000, or $0.49 per average outstanding share, compared to net income of $902,000, or $.30 per average outstanding share for the first quarter of 2007.

     Total assets as of March 31, 2008 were $486,529,000 compared to $504,808,000 on March 31, 2007. The lending portfolio totaled $383,074,000 compared to $409,246,000 at March 31, 2007. Deposits were $425,500,000 on March 31, 2008 compared to $449,764,000 at the same time in 2007.

     First quarter results were impacted by a $2,063,000 addition to the provision for loan losses, and OREO related expenses of over $800,000 resulting primarily from realized losses or valuations attributable to the rapidly declining real estate values in Michigan. A significant amount was related to a single residential developer, with whom a settlement was reached. Nonperforming assets were $25.2 million (5.18% of assets) on March 31, 2008 versus $12.8 million (2.53% of assets) as of March 31, 2007 and $26.9 million (5.46% of assets) as of December 31, 2007.

     Michael J. Tierney, President & CEO, commented, "Everyone is now aware of the credit issues that have impacted national, regional, and community banks across the country. Most banks have been in the news reporting increases in loan loss provisions and charge-offs and corresponding decreases in earnings, dividends, and stock prices. Community banks, especially those in Southeast Michigan, have been hit hard by the economic difficulties our clients have faced. Business owners and consumers have been suffering the effects of the prolonged downturn in the Michigan economy."

     "We are making good progress on the loan quality front. Our new rigorous credit review processes are bearing fruit that will benefit the bank in the upcoming quarters. We have made significant progress in April and May in liquidating non-performing assets. The income statement impact of those actions is reflected in first quarter earnings but not in the reporting of asset quality. We have reduced our residential construction and land development loan portfolio to less than 2% of our total loan portfolio. This has been the source of the majority of the loan losses and OREO expense in the past twelve months. While we are showing improvement on the credit front it is a difficult environment in which to predict credit related losses due to the uncertain nature of real estate values in Michigan."

     "The underlying performance of the bank aside from credit issues is solid. The interest margin is holding up well in spite of the dramatic rate reductions by the Federal Reserve and the drag of non-performing loans. We diligently manage the bank to minimize interest rate impacts on our margin. Non-interest income has improved and we expect will continue to show growth based upon the strong reception our new products have received from our customers and prospects. We recently introduced a new and extensive product set of credit card products through a third party provider that will provide our clients with some of the best card options in the business. Non-interest expenses were impacted by credit related costs for collections, professional service fees and OREO expenses. There were also some one-time adjustments to employee benefits expense and severance expense. All other expense categories showed year over year improvement due to our expense reduction efforts. We have reduced headcount by 20%, renegotiated all major vendor contracts, cut occupancy expenses by 15%, and suspended officer pay increases until we are profitable again. We are continuously looking for new ways to increase revenue and reduce expenses to create value for our customers, communities and shareholders. In an effort to preserve capital we reviewed our dividend policy and cut the dividend from $.18 to $.04 per quarter earlier in the year. We are now suspending the dividend until the bank returns to consistent profitability. "

     Mr. Tierney added, "We have garnered additional recognition for our efforts to support local business owners. Peoples State Bank was named 'Community Bank Lender of the Year' and 'Business Development Lender of the Year' by the U. S. Small Business Administration's Michigan District Office. We also received the Michigan Bankers Association 2008 Financial Literacy Award for the Metro-Detroit region recognizing our efforts to educate consumers on how to best handle their financial affairs. We take great pride in helping to improve the communities we operate in and we are grateful to be recognized by others for our efforts."

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 11 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area.

     Except for the historical information contained herein, the matters discussed in the Release may be deemed forward-looking statements that involve risk and uncertainties. Words or phrases "will likely result", "are expected to", "expect", "is anticipated", "estimate", "project", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation

Reform Act of 1995. Factors which could cause actual results to differ, include, but are not limited to, fluctuations in interest rates, changes in economic conditions of the bank's market area, changes in policies by regulatory agencies, the acceptance of new products, the impact of competitive products and pricing and the other risks detailed from time to time in the bank's and Corporation's reports. These forward-looking statements represent the Corporation's judgment as of the date of this report. The Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

Contact: David A. Wilson
         Senior Vice President & CFO
         (248) 548-2900